Exhibit 99.1

Colony Capital Announces Pricing of

$260 Million Exchangeable Senior Notes Offering

LOS ANGELES — (BUSINESS WIRE) — July 17, 2020 – Colony Capital, Inc. (“Colony Capital” or the “Company”) (NYSE: CLNY) announced that its operating subsidiary, Colony Capital Operating Company, LLC (the “Operating Company”), priced an offering of $260 million aggregate principal amount of 5.75% exchangeable senior notes due 2025 in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Operating Company also granted the initial purchasers of the notes an option to purchase up to an additional $40 million aggregate principal amount of notes. The sale of the notes is expected to close on July 21, 2020, subject to customary closing conditions.

The notes will be the Operating Company’s senior unsecured obligations and will accrue interest payable semiannually in arrears on January 15 and July 15 of each year, beginning on January 15, 2021, at a rate of 5.75% per year. The notes will mature on July 15, 2025, unless earlier exchanged, repurchased or redeemed. The notes will be exchangeable at the option of the holders at any time into shares of Colony Capital Class A common stock, $0.01 par value per share (“Colony Capital Class A common stock”), unless the notes have been previously repurchased or redeemed by the Operating Company. The exchange rate will initially equal 434.7826 shares of Colony Capital Class A common stock per $1,000 principal amount of notes (equivalent to an exchange price of approximately $2.30 per share of Colony Capital Class A common stock). The exchange rate will be subject to adjustment upon the occurrence of certain events, but will not be adjusted for any accrued and unpaid interest.

The Operating Company may redeem the notes, at its option, in whole or in part, on any business day on or after July 21, 2023, if the last reported sale price of Colony Capital Class A common stock has been at least 130% of the exchange price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Operating Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

The Operating Company estimates that the net proceeds from the offering will be approximately $251.5 million (or approximately $290.3 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discount and estimated offering expenses payable by the Company and the Operating Company. The Operating Company intends to use the net proceeds from the Offering either to repurchase a portion of the Company’s 3.875% Convertible Senior Notes due 2021 (the “2021 Notes”) prior to maturity or to repay the 2021 Notes at maturity, and if any net proceeds remain, for general corporate purposes.

Neither the notes nor the shares of Colony Capital Class A common stock issuable upon exchange of the notes have been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws. Accordingly, the notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A under the Securities Act).

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, the notes in any jurisdiction in which the offer, solicitation or sale of the notes would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction.

About Colony Capital

Colony Capital, Inc. (NYSE: CLNY) is a leading global investment firm with a heritage of identifying and capitalizing on key secular trends in real estate. The company manages a $50 billion portfolio of real assets on behalf of its shareholders and limited partners, including over $20 billion in digital real estate investments through Digital Colony, its digital infrastructure platform. Colony Capital, structured as a REIT, is headquartered in Los Angeles with key offices in Boca Raton, New York, and London, and has over 350 employees across 20 locations in 12 countries.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond our control, and may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, the closing of the Offering and expected use of proceeds, Colony Capital’s ability to successfully transition to a digital focused strategy and achieve the anticipated benefits of such transition, Colony Capital’s ability to continue to capitalize on the powerful secular tailwinds driving investment in digital infrastructure globally, the Company’s management team and the ability to continue to build a successful track record, the impact of COVID-19 on the U.S. and global economy, including the duration and extent of the impact of COVID-19 on the operating performance of Colony Capital’s real estate businesses and investments, Colony Capital’s ability to de-lever, Colony Capital’s liquidity and financial flexibility, Colony Capital’s ability to complete its rotation to digital within the timeframe anticipated or at all, and other risks and uncertainties, including those detailed in Colony Capital’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and its other reports filed from time to time with the Securities and Exchange Commission. Colony Capital and the Operating Company caution investors not to unduly rely on any forward-looking statements.

The forward-looking statements speak only as of the date of this press release. Colony Capital is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony Capital does not intend to do so.

Investor Contact:

Severin White

Managing Director, Head of Public Investor Relations

(212) 547-2777

swhite@clny.com